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                                                                    EXHIBIT 99.2



                     EXCO ANNOUNCES $51.5 MILLION (CDN $79.2
                        MILLION) ACQUISITION OF CANADIAN
                                   PROPERTIES

DALLAS, TEXAS, February 27, 2001.......EXCO Resources, Inc. ("EXCO") has entered into an agreement to acquire Addison Energy, Inc., a private Canadian oil and gas company headquartered in Calgary. In an all cash transaction effective January 1, 2001, a Canadian subsidiary of EXCO will acquire substantially all of Addison's common stock. Under terms of a preliminary management agreement, EXCO will own 95% and Addison's management will own 5% of the Canadian subsidiary. As of January 1, 2001, EXCO valued Addison's oil and gas assets at approximately $51.5 million (CDN $79.2 million). After adjustments for working capital and long term debt, Addison's shareholders are expected to receive approximately $45 million (CDN $68.5 million) for their stock, or approximately CDN $6.62 per share, subject to year end audit adjustments.

EXCO and Addison have executed a pre-acquisition agreement, both company's Boards have approved the transaction, and shareholders owning approximately 79.7% of Addison's shares have entered into Lock-up agreements with EXCO relating to the acquisition. An integral part of the transaction calls for Addison's management to retain or repurchase an equity ownership in Addison Energy. EXCO and Addison's management have entered into a preliminary management agreement.

Doug Miller, EXCO's CEO, said that the acquisition of Addison would likely close in mid to late April. Miller further stated, "For years, we have looked for the right transaction to enter Canada, but had not found the proper combination of good management, quality properties, and a transaction of sufficient size to justify the entry. With Addison and its management, we believe we have found the right transaction. They have done an excellent job of building Addison with a business strategy that is very similar to EXCO's. The properties to be acquired are principally located in Alberta and have significant upside potential."

EXCO estimates Addison's net proved oil and NGL reserves to be approximately 2 million barrels and proved natural gas reserves to be 36.8 Bcf (approximately 75% natural gas). Net daily production in December 2000 was approximately 840 barrels of liquids and 12,000 Mcf of gas from the properties to be acquired.

EXCO expects to fund the acquisition with cash and funds to be borrowed under its bank credit facility.




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EXCO Resources, Inc. is an oil and gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana, and Mississippi. The Company's stock is traded on the NASDAQ NMS under the symbol EXCO.

Additional information about EXCO Resources may be obtained by contacting the Company's President, Ted Eubank, at EXCO's headquarters, 6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas, 75206, telephone number (214) 368-2084.


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THIS RELEASE MAY CONTAIN FORWARD-LOOKING STATEMENTS RELATING TO FUTURE FINANCIAL
RESULTS OR BUSINESS EXPECTATIONS. BUSINESS PLANS MAY CHANGE AS CIRCUMSTANCES WARRANT. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PREDICTED AS A RESULT
OF FACTORS OVER WHICH THE COMPANY HAS NO CONTROL. SUCH FACTORS INCLUDE, BUT ARE NOT LIMITED TO: ACQUISITIONS RECRUITING AND NEW BUSINESS SOLICITATION EFFORTS, COMMODITY PRICE CHANGES, THE EXTENT TO WHICH THE COMPANY IS SUCCESSFUL IN INTEGRATING RECENTLY ACQUIRED BUSINESSES, REGULATORY CHANGES AND GENERAL
ECONOMIC CONDITIONS. THESE RISK FACTORS AND ADDITIONAL INFORMATION ARE INCLUDED IN THE COMPANY'S REPORTS ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.